Exhibit 10.1

June 5, 2025

Churchill Capital Corp IX

640 Fifth Avenue, 14th Floor

New York, NY 10019

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of the date hereof, by and among Churchill Capital Corp IX, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (“SPAC”), AL Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub I”), AL Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and Plus Automation, Inc., a Delaware corporation (the “Company”), and hereby amends and restates in its entirety that certain letter agreement, dated May 1, 2024, from each of the persons undersigned thereto to SPAC (as may be amended from time to time, the “Prior Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

Churchill Sponsor IX LLC, a Cayman Islands limited liability company (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of SPAC’s board of directors and/or management team, which parties, for the avoidance of doubt, include all parties to the Prior Letter Agreement (each of the undersigned individuals, an “Insider”, and collectively, the “Insiders”) are currently, and as of immediately prior to the Closing (including following the Domestication (as defined in the Merger Agreement)) will be, the record owners of the SPAC Capital Stock set forth across such Person’s name on Annex A hereto.

In order to induce (i) the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and (ii) induce the Company, SPAC and Merger Subs to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the Insiders hereby severally (and not jointly or jointly and severally), agrees with SPAC and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1. The Sponsor and each Insider hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the stockholders of SPAC (or any adjournment or postponement thereof), and in any action by written consent or written resolutions of the stockholders of SPAC requested by SPAC’s board of directors or undertaken as contemplated by the Transactions, the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her shares of SPAC Capital Stock to be counted as present thereat for purposes of establishing a quorum, and shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her shares of SPAC Capital Stock (a) in favor of the adoption and approval of the Merger Agreement and approval of the Transactions and all other SPAC Stockholder Matters (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of SPAC contained in the Merger

Agreement, (c) in favor of any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (1) there are not sufficient votes to approve and adopt any of the matters described in clause (a) above on the dates on which such meetings are held or proposed to be held or (2) the condition to the Company’s obligation to consummate or cause to be consummated the Transactions pursuant to Section 10.03(d) of the Merger Agreement regarding Available Closing SPAC Cash (the “Minimum Cash Condition”) has not been satisfied, and (d) against the following actions or proposals: (1) any Business Combination Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement and (2) (A) any change in the present capitalization of SPAC or any amendment of the Existing SPAC Governing Documents, the SPAC Charter Upon Domestication or the SPAC Bylaws Upon Domestication , except (x) as contemplated by clause (a) above or (y) to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in SPAC’s corporate structure or business (other than as may be proposed pursuant to an extension proxy), (C) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of the Sponsor or any Insider under this Sponsor Agreement, or (D) any other action or proposal involving SPAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions (excluding, for the avoidance of doubt, any action taken in connection with any valid action taken by SPAC to terminate the Merger Agreement in accordance with the terms thereof), (ii) not to redeem, elect to redeem or tender or submit any SPAC Common Shares owned by it, him or her for redemption in connection with any of the stockholder approvals or proposals described in clause (i) above, or in connection with any vote to amend the Existing SPAC Governing Documents, the SPAC Charter Upon Domestication or the SPAC Bylaws Upon Domestication and (iii) in favor of the appointment or election of the individuals nominated for election in the Registration Statement in accordance with Section 8.09 of the Merger Agreement to the board of directors of SPAC. Prior to any valid termination of the Merger Agreement, (x) the Sponsor and each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary subject to and under applicable Law to consummate the Transactions on the terms and subject to the conditions set forth therein and (y) the Sponsor and each Insider shall be bound by and comply with Sections 9.03(b) (Exclusivity) and 9.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (1) such Person was an original signatory to the Merger Agreement with respect to such provisions, and (2) the references to the “SPAC” contained in such provisions also referred to such Person. Following the valid termination of the Merger Agreement, the Sponsor and each Insider agree that if SPAC seeks shareholder approval of any other proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote all Founder Shares and any shares acquired by it, him or her in the Public Offering or the secondary public market in favor of such proposed Business Combination, except that it, he or she shall not vote any SPAC Common Shares that it, he or she purchased after SPAC publicly announces its intention to engage in such proposed Business Combination for or against such proposed Business Combination and (ii) not redeem any SPAC Common Shares owned by it, him or her in connection with such shareholder approval. If SPAC seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any SPAC Common Shares owned by it, him or her in connection therewith. The obligations of the Sponsor and the Insiders specified in this paragraph 1 shall apply whether or not the Mergers, any of the Transactions or any action described above is recommended by SPAC’s board of directors.

2. The Sponsor and each Insider hereby agrees that in the event that SPAC fails to consummate a Business Combination by May 6, 2026 (or August 6, 2026 if SPAC has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination by May 6, 2026), or such later period approved by SPAC’s shareholders in accordance with SPAC’s amended and restated memorandum and articles of association, as may be amended from time to time (the “Memorandum and Articles”), or, solely following the valid termination of the Merger Agreement, by such earlier liquidation date as SPAC’s board of directors may approve, the Sponsor and each Insider shall take all reasonable steps to cause SPAC to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the SPAC Common Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SPAC to pay its taxes (net of amounts withdrawn to fund SPAC’s working capital requirements, subject to an annual limit of $1,000,000 and taxes payable (“Permitted Withdrawals”) and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable Law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and SPAC’s board of directors, dissolve and liquidate, subject in each case to SPAC’s obligations under Cayman Islands Law prior to the Domestication and Delaware Law following the Domestication to provide for claims of creditors and other requirements of applicable Law. The Sponsor and each Insider agree to not propose any amendment (a) to the Memorandum and Articles that would affect the substance or timing of SPAC’s obligation to redeem 100% of the Offering Shares if SPAC does not complete a Business Combination within such time as is prescribed in the Memorandum and Articles or (b) with respect to any other provision relating to the rights of holders of SPAC Common Shares or pre-initial business combination activity, unless SPAC provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and net of Permitted Withdrawals, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares or Private Placement Units held by it, him or her if SPAC fails to complete a Business Combination within such time as is described in the Memorandum and Articles; although it, he or she will be entitled to liquidating distributions from the Trust Account with respect to any public shares it, he or she holds if SPAC fails to complete a Business Combination within the time as is prescribed in the Memorandum and Articles. The Sponsor and each Insider hereby further acknowledge that it, he or she will not be entitled to (a) redemption rights with respect to any Founder Shares and public shares held by it, him or her, in connection with the consummation of a Business Combination, or (b) redemption rights with respect to Founder Shares and public shares held by it, him or her in connection with a shareholder vote to amend the Memorandum and Articles (A) in a manner that would affect the substance or timing of SPAC’s obligation to redeem 100% of SPAC’s public shares if SPAC does not complete a Business Combination within such time as is prescribed in the Memorandum and Articles or (B) with respect to any other provision relating to the rights of holders of SPAC Common Shares or pre-initial Business Combination activity.

3. Without limiting their obligations under paragraph 7 below, during the period commencing on the date hereof and ending on the earlier of (a) the valid termination of the Merger Agreement and (b) the Closing, the Sponsor and each Insider shall not, without the prior written consent of the Company, Transfer any shares of SPAC Capital Stock or any securities convertible into, or exercisable, or exchangeable for, SPAC Common Shares owned by it, him or her, except for: (A) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family, or to a charitable trust; (B) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of such individual; (C) in the case of an individual, transfers to such individual’s spouse pursuant to a qualified domestic relations order; (D) transfers to the Sponsor or to any Insider; and (E) transfers by the Sponsor to its members and such members’ respective members; provided that such members shall agree in writing to SPAC and the

Company that the securities so distributed to them will continue to be subject to the applicable obligations under this Sponsor Agreement; provided, further, that any other permitted transferees must enter into a written agreement with SPAC and the Company agreeing to be bound by the obligations herein. In the event that (i) any shares of SPAC Capital Stock or other equity securities of SPAC are issued to the Sponsor or any Insider after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of SPAC Capital Stock of, on or affecting the shares of SPAC Capital Stock owned by the Sponsor or any Insider or otherwise, (ii) the Sponsor or any Insider purchases or otherwise acquires or receives beneficial ownership of any shares of SPAC Capital Stock or other equity securities of SPAC after the date hereof or (iii) the Sponsor or any Insider acquires the right to vote or share in the voting of any shares of SPAC Capital Stock or other equity securities of SPAC after the date hereof (such shares of SPAC Capital Stock or other equity securities of SPAC described in clauses (i), (ii), and (iii), the “New SPAC Shares”), then such New SPAC Shares acquired or purchased by the Sponsor or any Insider shall be subject to the terms of this paragraph 3 and paragraph 1 above to the same extent as if they constituted the SPAC Capital Stock owned by the Sponsor or any Insider as of the date hereof.

4. To the fullest extent permitted by applicable Law, SPAC hereby agrees to defend, indemnify, hold harmless and exonerate (including the advancement of expenses to the fullest extent permitted by applicable Law) the Sponsor and its members (present and former), managers and Affiliates and their respective present and former officers and directors (each, a “Sponsor Indemnitee”) from any and all costs, fees, expenses, judgments, liabilities, fines, penalties, reasonable attorneys’ fees and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement) actually, and reasonably, incurred by a Sponsor Indemnitee or on a Sponsor Indemnitee’s behalf in connection with any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, hearing or any other actual, threatened or completed proceeding instituted by SPAC or any third party, whether civil, criminal, administrative or investigative in nature, in respect of any investment opportunities sourced by a Sponsor Indemnitee for SPAC or any liability arising with respect to a Sponsor Indemnitee’s activities in connection with the affairs of SPAC (in each case to the extent that such indemnification, hold harmless and exoneration obligations with respect to such matters are not expressly covered by a separate written agreement between SPAC and the applicable Sponsor Indemnitee); provided, that in no event shall a Sponsor Indemnitee be entitled to be indemnified or held harmless hereunder in respect of any costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (if any) that a Sponsor Indemnitee may incur by reason of such person’s own actual fraud or intentional misconduct; provided, further, that, for the avoidance of doubt, under no circumstance shall a Sponsor Indemnitee have a claim to any monies or assets held in the Trust Account, and SPAC shall not be permitted to procure monies or assets held in the Trust Account for the satisfaction of its obligations to any Sponsor Indemnitee in respect of the indemnification provided hereunder. The Sponsor Indemnitees shall be third-party beneficiaries of this paragraph 4.

5. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any officer, member or manager of the Sponsor) agrees to indemnify and hold harmless SPAC against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which SPAC may become subject as a result of any claim by (i) any third party (other than SPAC’s independent public accountants) for services rendered or products sold to SPAC or (ii) any prospective target business with which SPAC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”); provided, however, that such indemnification of SPAC by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than SPAC’s independent public accountants) or products sold to SPAC or a Target do not reduce the amount of funds in the Trust Account to below (A) $10.00 per share of the Offering Shares or (B) such lesser amount per share of the Offering Shares held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and net of Permitted Withdrawals, except as to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible for any liability as a result of any such third-party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Sponsor shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to SPAC if, within fifteen (15) days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies SPAC in writing that it shall undertake such defense.

6. The Sponsor and each Insider hereby agrees and acknowledges that: (i) each of the Underwriters, SPAC and, prior to any valid termination of the Merger Agreement, the Company, would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 5, 7(a), 7(b), 8 and 12, as applicable, of this Sponsor Agreement (with respect to the Underwriters, only such provisions as were contained in the Prior Letter Agreement), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in Law or in equity, in the event of such breach. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this paragraph 6 shall not be required to provide any bond or other security in connection with any such injunction.

7. Transfer Restrictions.

(a) Subject to the exceptions set forth herein, in the event that the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement), the Sponsor and each Insider agrees not to Transfer any (i) any Founder Shares (or SPAC Common Shares issuable upon conversion thereof) until the earlier of (A) six (6) months after the date of the consummation of a Business Combination and (B) subsequent to a Business Combination, the date on which SPAC consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of SPAC’s shareholders having the right to exchange their SPAC Common Shares for cash, securities or other property and (ii) any Private Placement Units (including the underlying private placement warrants, SPAC Common Shares, and the SPAC Common Shares issuable upon exercise of the private placement warrants) held by it, he or she until thirty (30) days after the completion of a Business Combination.

(b) Notwithstanding the provisions set forth in paragraphs 3 and 7(a), but subject to the provisions set forth in paragraph 7(c), upon the valid termination of the Merger Agreement, the following Transfers of the Founder Shares (including the SPAC Common Shares issued or issuable upon the conversion of the Founder Shares), the Private Placement Shares, the Private Placement Units (including the underlying private placement warrants or SPAC Common Shares, and the SPAC Common Shares issuable upon exercise of the private placement warrants) that are held by the Sponsor, any Insider or any of their permitted transferees, as applicable (that have complied with any applicable requirements of this paragraph 7(b)), are permitted: (A) to SPAC’s officers or directors, any Affiliates or family members of any of SPAC’s officers or directors, the Sponsor, any members of the Sponsor or their Affiliates or any Affiliates of the Sponsor; (B) in the case of an individual, transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; (E) by virtue of the laws of or the Sponsor’s operating agreement upon dissolution of the Sponsor; (F) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (G) transfers in the event of SPAC’s liquidation prior to the completion of an initial Business Combination; (H) in the event of SPAC’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of SPAC’s public stockholders having the right to exchange their SPAC Common Shares for cash, securities or other property, subsequent to the completion of an initial Business Combination; (I) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (H) above; provided, however, that, in the case of clauses (A) through (F) and (I), these permitted transferees must enter into a written agreement with SPAC agreeing to be bound by these transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

(c) Vesting Provisions. The Sponsor agrees that, as of the Closing, 1,078,125 of the Founder Shares or SPAC Common Shares issued or issuable upon the exercise or conversion of the Founder Shares as identified on Annex A as “Vesting Founder Shares” shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this paragraph 7(c). The Sponsor agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the unvested Founder Shares prior to the later of (x) the expiration of the applicable lock-up described in paragraph 7(a), and (y) the date such Founder Shares or SPAC Common Shares become vested pursuant to this paragraph 7(c). For the avoidance of doubt, it is acknowledged and agreed that the Private Placement Shares shall not be subject to the provisions of this paragraph 7(c).

(i) Vesting Schedule.

(1) 1,078,125 of the Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares owned by the Sponsor as of the Closing and identified on Annex A as “Vesting Founder Shares” shall vest on the occurrence of Triggering Event I (for the avoidance of doubt, as defined in the Merger Agreement) (the “Vesting Date”); provided, however, that if the Vesting Date occurs on or after the date that is five (5) years after the Closing Date, such Founder Shares shall not vest.

(2) Founder Shares identified on Annex A as “Vesting Founder Shares” that do not vest in accordance with this paragraph 7(c)(i) on or before the date that is five (5) years after the Closing Date will be automatically forfeited for no additional consideration immediately following the five-year anniversary of the Closing Date.

(ii) Acceleration of Vesting Upon a Change in Control. In the event of a Change in Control (for the avoidance of doubt, as defined in the Merger Agreement) prior to the fifth anniversary of the Closing Date, the vesting of unvested Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the unvested Founder Shares shall be accelerated or the unvested Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the unvested Founder Shares will be forfeited, as follows:

(1) With respect to the unvested Founder Shares (or SPAC Common Shares issuable or issued upon conversion thereof) that were eligible to vest pursuant to paragraph 7(c)(i)(1), (A) such Founder Shares (or SPAC Common Shares issuable or issued upon conversion thereof)

will fully vest as of immediately prior to the closing of such Change in Control if such Change in Control constitutes a Triggering Event I and (B) no portion of such Founder Shares (or SPAC Common Shares issuable or issued upon conversion thereof) will vest in connection with such Sale if such Change in Control does not constitute a Triggering Event I.

(2) Unvested Founder Shares (or SPAC Common Shares issuable or issued upon conversion thereof) that do not vest in accordance with this paragraph 7(c)(ii) upon the occurrence of a Change in Control will be forfeited immediately prior to the closing of such Change in Control and in accordance with paragraph 7(c)(iii).

(3) For avoidance of doubt, following a transaction or business combination that is not a Change in Control, the equitable adjustment provisions of paragraph 20 shall apply, including, without limitation, to performance vesting criteria.

(4) Holders of Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares subject to the vesting provisions of this paragraph 7(c) shall be entitled to vote such Founder Shares or SPAC Common Shares and receive dividends and other distributions with respect to such Founder Shares or SPAC Common Shares prior to vesting; provided that dividends and other distributions with respect to Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares that are subject to vesting pursuant to paragraph 7(c)(i) shall be set aside by SPAC and shall only be paid to such holders upon the vesting of such Founder Shares or SPAC Common Shares (if at all); for the avoidance of doubt, (A) such dividends and other distributions shall be paid only on the portion of the unvested Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares that vest and (B) if any dividends or other distributions with respect to Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares that are subject to vesting pursuant to paragraph 7(c)(i) are set aside and such Founder Shares or SPAC Common Shares are subsequently forfeited, such set aside dividends or distributions shall become the property of SPAC.

(iii) Forfeiture of Founder Shares. If the Closing occurs with the Minimum Cash Condition not being satisfied but otherwise being waived by the Company (such waiver to be made in the Company’s sole discretion), the Sponsor agrees to forfeit at the time of the Closing such number of Founder Shares or shares of SPAC Common Stock issued or issuable upon the conversion of the Founder Shares equal to (A) (1) $100,000,000 minus (2) the Available Closing SPAC Cash divided by (B) $10.00 (the “Available Cash Forfeited Shares”); provided that the number of Available Cash Forfeited Shares shall not be in excess of 718,750 of the Founder Shares owned by the Sponsor as of the date hereof. None of the Available Cash Forfeited Shares shall be Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares subject to vesting pursuant to paragraph 7(c)(i) or paragraph 7(c)(ii).

(iv) SPAC Transaction Expenses. The Sponsor agrees that to the extent SPAC Transaction Expenses (including any such amounts that become payable as a result of the Closing) that are not Specified Transaction Expenses plus any Permitted Withdrawals used to pay expenses or obligations of SPAC that would be SPAC Transaction Expenses but for the fact that such amounts were paid prior to the Closing exceed the SPAC Transaction Expenses Amount , then the Sponsor shall, as of and conditioned upon the Closing, at its election, either (x) pay any such amount in excess of the SPAC Transaction Expenses Amount (the “Excess Amount”) to SPAC or an account designated by SPAC in cash, by wire transfer of immediately available funds to the account designated by SPAC or (y) forfeit such number of Founder Shares or shares of SPAC Common Stock issued or issuable upon the conversion of the Founder Shares equal to (A) (1) the Excess Amount minus (2) any cash amounts paid pursuant to the foregoing clause (x) divided by (B) $10.00 (the “Transaction Expenses Forfeited Shares” and, together with the Available Cash Forfeited Shares, the “Forfeited Shares”); provided that the number of Transaction

Expenses Forfeited Shares shall not be in excess of the number of Founder Shares owned by the Sponsor as of the date hereof minus any Available Cash Forfeited Shares. In the event that the amount of any contingent SPAC Transaction Expenses as of immediately prior to the Closing are unknown, the Sponsor and the Company will negotiate in good faith in order to reach agreement on the amount thereof and, in the event that the Sponsor and the Company are unable to reach agreement prior to the Closing, such disagreement shall not delay the Closing and the SPAC Transaction Expenses shall be recalculated each time such contingent amounts crystallize and if such recalculation results in SPAC Transaction Expenses exceeding the Expense Cap or an increase in the amount of such excess, this paragraph 7(c)(iv) shall apply to such excess. None of the Transaction Expenses Forfeited Shares shall be Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares subject to vesting pursuant to paragraph 7(c)(i) or paragraph 7(c)(ii), except to the extent all other Founder Shares have been or shall be forfeited pursuant to paragraph 7(c)(iii) or this paragraph 7(c)(iv).

(v) Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares that are forfeited pursuant to this paragraph 7(c) shall be automatically transferred by the Sponsor to SPAC, without any consideration for such Transfer, and cancelled.

(d) Conversion; Waiver of Conversion Ratio Adjustment.

(i) (A) Section 4.1 of the Memorandum and Articles provides that each share of SPAC Class B Ordinary Share shall automatically convert into one share of SPAC Class A Ordinary Share (the “Initial Conversion Ratio”) at the time of a Business Combination, and (B) Section 4.2 of the Memorandum and Articles provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional SPAC Common Shares are issued in excess of the amounts offered in SPAC’s initial public offering of securities such that the Sponsor and the Insiders, along with any other holders of SPAC Class B Ordinary Shares, shall continue to own 20% of the issued and outstanding shares of Capital Stock after giving effect to such issuance.

(ii) As of and conditioned upon the Domestication, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.2 of the Memorandum and Articles to receive SPAC Common Shares in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing SPAC Class B Ordinary Shares held by him, her or it, as applicable, in connection with the Domestication as a result of any Adjustment, and, as a result, the shares of SPAC Class B Ordinary Shares shall convert into SPAC Common Shares (or such equivalent security) prior to the Domestication on a one-for-one basis.

(iii) Without limiting the foregoing, the Sponsor, as the sole holder of SPAC Class B Ordinary Shares prior to the Domestication, shall cause to be converted, immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share, on a one-for-one basis, into a SPAC Class A Ordinary Share.

(e) Bylaws Lockup. SPAC agrees that, for so long as at least one director designated by Sponsor is then serving on the Board of Directors of SPAC, any decision by the Board of Directors of SPAC (or any duly authorized committee thereof) to waive, amend, or repeal the lockup obligations set forth in Section 6.1 of the SPAC Bylaws upon Domestication (the “Bylaws Lockup”) shall include the affirmative vote or consent of at least one director designated by Sponsor.

8. Each Insider’s biographical information furnished to SPAC and the Representative that is included in the Prospectus or the Proxy Statement, as applicable, is true and accurate in all respects and does not omit any material information with respect to such Insider’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the

Securities Act. Each Insider’s questionnaire furnished to SPAC and the Representative including any such information that is included in the Prospectus is true and accurate in all respects. Each Insider represents and warrants that: (i) such Insider is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and (ii) such Insider has never been convicted of, or pleaded guilty to, any crime (A) involving fraud, (B) relating to any financial transaction or handling of funds of another person or (C) pertaining to any dealings in any securities and such Insider is not currently a defendant in any such criminal proceeding. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

9. Except as disclosed on Schedule 6.08 (Brokers’ Fees) of the Merger Agreement, neither the Sponsor nor any Insider nor any Affiliate of the Sponsor or any Insider, nor any director or officer of SPAC, shall receive from SPAC any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of a Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the Business Combination and each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations in respect thereof shall be due and owing by SPAC or the Company or any of its Subsidiaries from and after the Closing: payment to an Affiliate of the Sponsor for office space and related support services for a total of $30,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating a Business Combination; and repayment of loans, if any, and on such terms as to be determined by SPAC from time to time, made by the Sponsor or certain of SPAC’s officers and directors to finance transaction costs in connection with an intended Business Combination, provided that if SPAC does not consummate a Business Combination, a portion of the working capital held outside the Trust Account may be used by SPAC to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into SPAC Common Shares at a price of $10.00 per share at the option of the lender. Any such shares will be identical to the Private Placement Shares. During the period commencing on the date hereof and ending on the earlier of (i) the consummation of the Closing and (ii) the valid termination of the Merger Agreement, the Sponsor and each Insider agrees not to enter into, modify or amend any Contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than SPAC or any of its Subsidiaries), on the one hand, and SPAC or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (y) the Company’s, SPAC’s or Merger Subs’ ability to perform or satisfy any obligation under the Merger Agreement.

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of SPAC and each Insider hereby consents to being named in the Prospectus as an officer and/or director of SPAC, as applicable.

11. As used herein, the following terms shall have the respective meanings set forth below:

(a) “Business Combination” shall mean a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving SPAC and one or more businesses or entities;

(b) “Commission” shall mean the U.S. Securities and Exchange Commission;

(c) “Founder Shares” shall mean the 7,187,500 SPAC Class B Ordinary Shares owned by the Sponsor;

(d) “Private Placement Shares” shall mean the 725,000 SPAC Common Shares owned by the Sponsor;

(e) “Private Placement Units” shall mean the 725,000 Units sold to the Sponsor in a private sale simultaneously with the closing of the Public Offering, all of which have been separated into the underlying SPAC Common Shares and private placement warrants as of the date hereof;

(f) “Public Offering” shall mean the underwritten initial public offering of 29,475,000 SPAC Common Shares;

(g) “Public Shareholders” shall mean the holders of securities issued in the Public Offering;

(h) “Representative” means Citigroup Global Markets Inc.

(i) “SPAC Capital Stock” shall mean, collectively, the SPAC Common Shares, the Private Placement Shares and the Founder Shares;

(j) “SPAC Class A Ordinary Share” shall mean SPAC’s Class A Ordinary Share, par value $0.0001 per share;

(k) “SPAC Class B Ordinary Shares” shall mean SPAC’s Class B Ordinary Share, par value $0.0001 per share;

(l) “SPAC Common Shares” shall mean, as applicable, SPAC Class A Ordinary Shares prior to the Domestication or SPAC Common Stock following the Domestication;

(m) “SPAC Common Stock” shall mean common stock of SPAC following the Domestication;

(n) “Transfer” shall mean the, direct or indirect, voluntary or involuntary, (I) transfer, sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase, distribution or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (II) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (III) public announcement of any intention to effect any transaction specified in clause (I) or (II) above;

(o) “Trust Account” shall mean the trust fund into which the net proceeds of the Public Offering and a portion of the proceeds from the sale of the Private Placement Shares were deposited;

(p) “Underwriters” means the underwriters of the Public Offering; and

(q) “Units” shall mean the units consisting of one SPAC Class A Ordinary Share and one-quarter of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share for $11.50 per share.

12. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto and the Company, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement. Each of the parties hereto hereby acknowledges and agrees that the Representative is a third-party beneficiary of this Letter Agreement (solely to the extent such provisions also appeared in the Prior Letter Agreement).

13. Except as otherwise provided herein, no party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and the Company (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on SPAC, the Sponsor and each of the Insiders and each of their respective successors, heirs and assigns and permitted transferees.

14. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of SPAC, the Sponsor and the Insiders, and, prior to any valid termination of the Merger Agreement, the Company, and their respective successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of SPAC, the Sponsor and each Insider acknowledges and agrees that, until the valid termination of the Merger Agreement, the Company is an express third-party beneficiary of this Sponsor Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Sponsor Agreement as though directly party hereto.

15. This Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. This Sponsor Agreement, and all claims or causes of action (each, an “Action”) based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or E-mail transmission to the receiving party’s address or E-mail address set forth above or on the receiving party’s signature page hereto; provided that any such notice, consent or request to be given to SPAC or the Company at any time prior to the valid termination of the Merger Agreement shall be given in accordance with the terms of Section 12.02 (Notices) of the Merger Agreement.

19. This Sponsor Agreement shall terminate on the earlier of (i) the later of (x) the expiration of the applicable lock-up described in paragraph 7(a), and (y) the vesting and/or forfeiture in full of all Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares owned by the Sponsor as of the Closing pursuant to paragraph 7(c); and (ii) the liquidation of SPAC; provided, however, that paragraph 5 of this Sponsor Agreement shall survive such liquidation for a period of six (6) years; provided, further, that paragraph 7(e) of this Sponsor Agreement shall survive until the expiration of the Bylaws Lockup in full; provided, further, that no such termination shall relieve the Sponsor, any Insider or SPAC from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination.

20. Each of the Sponsor and the Insiders hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or its, his or her Founder Shares or Private

Placement Shares, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of such Person’s obligations under this Sponsor Agreement; (vi) except for fees described on Schedule 6.08 (Brokers’ Fees) of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, SPAC, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which SPAC, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) except as otherwise described in this Sponsor Agreement, such Person has the direct or indirect interest in all of its, his or her SPAC Common Shares, Founder Shares and Private Placement Shares, which are held through the Sponsor, the Sponsor has good title to all such Founder Shares and Private Placement Shares and any SPAC Common Shares held by the Sponsor, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities) (other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) the Memorandum and Articles, (C) the Merger Agreement, (D) that certain Amended Registration Rights Agreement, dated as of the date hereof, or (E) any applicable securities Laws; (x) the Founder Shares and Private Placement Shares listed on Annex A are the only equity securities in SPAC (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of SPAC) owned of record or beneficially by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares and Private Placement Shares and none of such Founder Shares or Private Placement Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Shares, except as provided in this Sponsor Agreement.

21. If, and as often as, there are any changes in SPAC, the SPAC Common Shares, the Founder Shares or the Private Placement Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, SPAC’s successor or the surviving entity of such transaction, the SPAC Common Shares, the Founder Shares or the Private Placement Shares, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in paragraph 7(c).

22. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

Sincerely,

SPONSOR:

CHURCHILL SPONSOR IX LLC

By:	/s/ Michael Klein
	Name:	Michael Klein
	Title:	Authorized Person

[Signature Page to Sponsor Agreement]

INSIDERS:

By:	/s/Michael Klein
	Name:	Michael Klein
	Address:	c/o Churchill Capital Corp IX
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E-mail:	michael.klein@mkleinandcompany.com

By:	/s/Jay Taragin
	Name:	Jay Taragin
	Address:	c/o Churchill Capital Corp IX
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E-mail:	[***]

By:	/s/Stephen Murphy
	Name:	Stephen Murphy
	Address:	c/o Churchill Capital Corp IX
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E-mail:	[***]

By:	/s/William Sherman
	Name:	William Sherman
	Address:	c/o Churchill Capital Corp IX
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E-mail:	[***]

By:	/s/Paul Lapping
	Name:	Paul Lapping
	Address:	c/o Churchill Capital Corp IX
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E-mail:	[***]

[Signature Page to Sponsor Agreement]

Acknowledged and Agreed:

CHURCHILL CAPITAL CORP IX

By:	/s/ Jay Taragin
	Name:	Jay Taragin
	Title:	Chief Financial Officer

[Signature Page to Sponsor Agreement]

ANNEX A

	Founder Shares*	Vesting Founder Shares	Private Placement Shares
Churchill Sponsor IX LLC**	7,187,500	1,078,125	725,000

*	Includes SPAC Common Shares issued or issuable upon the conversion of the Founder Shares.
**	Michael Klein may be deemed to beneficially own the Founder Shares and Private Placement Shares owned by Churchill Sponsor IX LLC.

Annex A